Exhibit 10.1

THIRD AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Third Amendment”) is made and entered into effective as of the 1st day of September, 2016, by and between ARRIS Group, Inc., a Delaware corporation (the “Company”), and Robert J. Stanzione (“Executive”).

WHEREAS, the parties hereto have entered into that certain Amended and Restated Employment Agreement dated as of August 6, 2001, which was subsequently amended by (i) the First Amendment to Amended and Restated Employment Agreement dated as of December 7, 2006, (ii) the Second Amendment to Amended and Restated Employment Agreement dated as of November 26, 2008, (iii) and that certain Waiver dated as of December 31, 2015 (collectively, the “Agreement”); and

WHEREAS, the parties hereto now desire to further amend the Agreement as provided herein to make certain changes to Executive’s job title and duties.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Capitalized terms that are used but not defined in this Third Amendment shall have the meaning specified in the Agreement.

2. Section 1 of the Agreement is amended by deleting such Section 1 in its entirety and inserting the following in lieu thereof:

1.	EMPLYMENT. Effective as of September 1, 2016, Company will employ Executive and Executive will work for Company in the Atlanta area as follows: Executive will serve as Executive Chairman and Chairman of the Board until this Agreement is terminated as provided in Section 5 (the “Termination Date”). As Executive Chairman, Executive will perform on a full-time basis the duties and responsibilities customarily performed by persons acting in such capacity and/or as are designated from time to time by the Board of Directors of ARRIS International plc, the parent company of the Company (“Parent”).

3. Section 5(a) of the Agreement is amended by deleting the second sentence thereof in its entirety and inserting the following in lieu thereof:

The termination will not be effective until 120 days after written notice of termination is given Executive unless termination is for “Good Cause.”

4. Section 5(b) of the Agreement is amended by deleting the second sentence thereof in its entirety and inserting the following in lieu thereof:

The termination will not be effective until 120 days after written notice of termination is given Company unless termination is for “Good Reason.”

5. Section 5(c) of the Agreement is amended by deleting such Section 5(c) in its entirety and inserting the following in lieu thereof:

(c) If Executive terminates this Agreement and simultaneously therewith his employment by Company under clause (iii) of the definition of Good Reason, subject to Executive’s continued compliance with Sections 5(d) and 6 below, all of Executive’s stock options and other equity awards outstanding at the Termination Date shall fully vest as of the Termination Date and such stock options shall remain outstanding until the original expiration date of the stock options (disregarding any earlier expiration date based on Executive’s termination of employment), and Company for a period of three years from such Termination Date (the period during which Executive is entitled to severance benefits is the “Severance Period”) shall continue to provide to Executive (a) his Base Compensation, at the rate most recently determined, on a semi-monthly basis beginning with the first semi-monthly payroll date after the Termination Date and continuing through the Severance Period in accordance with the ordinary payroll practices of Company, (b) a bonus for each Company fiscal year (and a pro rata amount for each partial Company fiscal year) in the Severance Period in an amount equal to Executive’s Typical Annual Bonus at the Termination Date (or a pro rata amount of said Typical Annual Bonus for any partial Company fiscal year in the Severance Period), with the bonus for any fiscal year or partial year in the Severance Period to be paid after the end of such fiscal year or partial year and within two and one-half (2-1/2) months thereafter, and (c) the Benefit Plans as provided by Section 3(a) on a monthly basis through the Severance Period (subject in the case of long-term disability to the availability of such coverage under Company’s insurance policy). Executive’s Typical Annual Bonus at the Termination Date shall be the annual average of the three highest full-year Bonuses received by Executive for the five full fiscal years immediately preceding the Termination Date.

If (1) Company terminates this Agreement and simultaneously therewith Executive’s employment by Company other than for Good Cause and does not (x) state in its notice delivered pursuant to Section 5(a) that it is requesting Executive remain as Chairman of the Board of Parent and will recommend that the shareholders of Parent re-elect Executive as a director at the next annual general meeting of shareholders or special meeting of shareholders at which directors of Parent are elected and (y) retain Executive during the full 120 day notice period provided in Section 5(a), or (2) Executive terminates this Agreement and simultaneously therewith his employment by Company for Good Reason (other than under clause (iii) of the definition thereof), then Company shall continue to provide to Executive: (a) his Base Compensation, at the rate most recently determined, on a semi-monthly basis beginning with the first semi-monthly payroll date after the Termination Date and continuing through the one-year anniversary of the Termination Date (such 1-year period being the “Notice Period”) in accordance with the ordinary payroll practices of Company, (b) a bonus for each Company fiscal year (and a pro rata amount for each partial Company fiscal year) in the Notice Period in an amount equal to Executive’s Typical Annual Bonus at the Termination Date (or a pro-rata amount of said Typical Annual Bonus for any partial Company fiscal year in the Notice Period), with the bonus for any fiscal year or partial year in the Notice Period to be paid after the end of such fiscal year or partial year and within two and one-half (2-1/2) months thereafter, and (c) the Benefit Plans as provided by Section 3(a) on a monthly basis through the Notice Period (subject in the case of long-term disability to the availability of such coverage under Company’s insurance policy). Subject to Executive’s continued compliance with Sections 5(d) and 6, if Executive terminates his employment under this Agreement with or without Good Reason other than under the circumstances specified in the first paragraph of this Section 5(c) (or Company terminates Executive’s employment under this Agreement without Good Cause), all of Executive’s stock options and other equity awards outstanding at the Termination Date shall continue to vest for four (4) years after the Termination Date as if Executive remained employed through such time, and such stock options shall remain outstanding through the original expiration date of the stock options (disregarding any expiration date based on Executive’s termination of employment). Notwithstanding the foregoing, all payments to be made or benefits to be provided under this Section are subject to the provisions of Section 5(f) below.

6. Section 7 of the Agreement is amended by deleting such Section 7 in its entirety and adding the following in lieu thereof:

7.

TAXES. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then, prior to the making of any such Payment to Executive, the Payment shall be reduced to the minimum extent necessary to avoid being subject to the Excise Tax. In that event, cash payments shall be modified or reduced first on a pro rata basis, then any other benefits on a pro rata basis and finally any vesting of equity awards on a pro rata basis. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to herein, shall be made by an independent accounting firm selected by Company and reasonably acceptable to Executive, at Company’s expense (the “Accounting Firm”), and the Accounting Firm shall provide detailed supporting calculations. Any determination by the

Accounting Firm shall be binding upon Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to this Section 7, could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

7. Except as amended hereby, the Agreement shall remain in full force and effect.

8. The provisions of Sections 9 through 12 of the Agreement shall apply to this Second Amendment as if set forth in their entirety herein.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first above written.

COMPANY

ARRIS Group, Inc.

By:	/s/ Patrick Macken
Name:	Patrick Macken
Title:	SVP

EXECUTIVE

/s/ Robert J. Stanzione
Robert J. Stanzione